BuildingBits
POWER TO THE SMART INVESTORS



BUILD YOUR WEALTH BIT-BY-BITS™

With full transparency, thorough due diligence and marketplace liquidity BuildingBits™ has leveled the playing field for Investors.

Everyone knows that the most successful and wealthy investor Smart Investors, like you can see it, but you can't have it. That's the way it's been for small investors and commercial real estate (CRE.) High Net Worth Individuals and Institutional Investors have traditionally out-performed the Standard and Poor's Market index using big bucks that could be tied up in big buildings for long periods, but you were left out. Sure, you can invest in REITs (Real Estate Investment Trusts) or "funds" – but where does all that money really go? Until recently, there were even government regulations restricting your ability to be offered individual CRE investment opportunities, unless you had lots of cash.

Recent changes in Federal regulations mean that BuildingBits can bring lots of investors like you together to decide what building you want to buy, with the same reports and data that the big guys use to make smart choices. We provide a place online to look, choose, invest and buy. You get income every month from leases on the building, and participate in the earnings if the building is sold for a profit.

BuildingBits offers only income-producing buildings with stable tenants in place. The sort of steady, reliable investments that eliminate the unknowns inherent in development and rehabilitation projects. BuildingBits manages the buildings you own, providing complete records of income and expenses while monitoring tenant relationships and verifying building maintenance.

Think about that: an investment in a specific, quality building that YOU select and YOU track. A solid investment you can see and touch. Even a way to cash out of your investment when YOU need to or want to. New, exciting stuff – and you can be among the first to join us.

SIGN-UP NOW TO GAIN EARLY ACCESS

BuildingBits has completed most of the exacting regulatory requirements to make our platform a reality, and is now entering the "test the waters" phase of our launch. Sign up now, and learn how we operate, how you choose investments, how deals are funded and payments are made, and how you keep track of it all on your personal dashboard. You'll be ready to roll when we make our official launch, and have "expert" status with your network when they start encountering our robust marketing campaign.

Let's start by getting to know each other a little better.

TELL US ABOUT YOU

* indicates required

First Name

Last Name

Email Address *

Birthdate

MM / DD / YYYY

(mm / dd / yyyy)

Phone Number

I consider myself…

- new to investing
- somewhat experienced with investing
- an experience investor
- a seasoned investor

I'm comfortable in the following investment range:

- $1,000 – $3000
- $3000 – $5,000
- $5,000 – $10,000
- $10,000 – $50,000
- $50,000 – $100,000
- $100,000 +

I want to invest in …

- No Preference/Best Investment Opportunity
- Local Buildings
- Regional Buildings
- National Buildings
- International Buildings

My top 2 investment objectives (Choose 2)

- Stability of investment basis
- Recurring rental income
- Long-term Capital Gains
- Awareness of costs and income (transparency)
- Ability to sell or trade (liquidity)

SUBMIT

- ABOUT BUILDINGBITS -

BuildingBit's mission is to provide equal access to opportunities in the commercial real estate marketplace for all investors, accredited and non-accredited, professional and beginner, institutional and individual, foreign and domestic.

The company's objective is to become a leading global real estate platform to match property owners with real estate investors. BuildingBits is designed for individual non-accredited investors, delivering the first online secondary market for real estate shares in individual buildings.

- PARTNER WITH BUILDING BITS -

ARE YOUR A BROKER? LET'S WORK TOGETHER.

BuildingBits gives you the power to offer your clients more.
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NOTICE TO USERS

Our commitment to compliance and regulations…
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- NOTICE TO INVESTORS -

The offering materials may contain forward-looking statements and information relating to, among other things, the company, its business plan and strategy, and its industry. these forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to the company's management. when used in the offering materials, the words "estimate," "project," "believe," "anticipate," "intend," "expect" and similar expressions are intended to identify forward-looking statements, which constitute forward looking statements. these statements reflect management's current views with respect to future events and are subject to risks and uncertainties that could cause the company's actual results to differ materially from those contained in the forward-looking statements. investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. the company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

the company is "testing the waters" under regulation a under the securities act of 1933. this process allows companies to determine whether there may be interest in an eventual offering of its securities. the company is not under any obligation to make an offering under regulation a. it may choose to make an offering to some, but not all, of the people who indicate an interest in investing, and that offering might not be made under regulation a. if the company does go ahead with an offering, it will only be able to make sales after it has filed an offering statement with the securities and exchange commission (sec) and the sec has "qualified" the offering statement. the information in that offering statement will be more complete than the information the company is providing now, and could differ in important ways. you must read the documents filed with the sec before investing.

no money or other consideration is being solicited, and if sent in response, will not be accepted.

no offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement filed by the company with the sec has been qualfied by the sec. any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification.

an indication of interest involves no obligation or commitment of any kind.